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                                                                    EXHIBIT 12.1

                             DETAILS CAPITAL CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                              UNAUDITED
                                                                                              PRO FORMA
                                                                NINE MONTHS     UNAUDITED    NINE MONTHS
                                                                   ENDED        PRO FORMA       ENDED
                            YEAR ENDED DECEMBER 31,            SEPTEMBER 30,    YEAR ENDED  SEPTEMBER 30,   UNAUDITED PRO FORMA
                         ------------------------------------  --------------  DECEMBER 31, --------------  TWELVE MONTHS ENDED
                         1992    1993   1994    1995    1996    1996    1997       1996      1996    1997   SEPTEMBER 30, 1997
                         ----    ----  ------  ------  ------  ------  ------  ------------ ------  ------  -------------------
Income (loss) before
income taxes...........  (195)    34   18,164  26,385  18,621  13,568   7,974        976       982     936         1,514
Fixed charges:
 Interest expense......    57    167      181     371   9,518   6,974   7,427     28,773    21,611  21,600        28,762
Rentals:
 1/3 of all lease
 rentals...............   211    239      179     207      --      --      --        725       136     184           773
                         ----    ---   ------  ------  ------  ------  ------     ------    ------  ------        ------
 Total fixed charges...   268    406      360     578   9,518   6,974   7,427     29,498    21,747  21,784        29,535
Earnings before income
taxes and fixed
charges................    73    440   18,524  26,963  28,139  20,542  15,401     30,474    22,729  22,720        31,049
Ratio of earnings to
fixed charges..........    --(1) 1.1x    51.5x   46.6x    3.0x    2.9x    2.1x       1.0x      1.0x    1.0x          1.0x
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(1) Earnings were not sufficient to cover fixed charges by $195.